Exhibit 4.2

ALMONTY INDUSTRIES INC.

FOURTH AMENDED AND RESTATED INCENTIVE STOCK OPTION PLAN

Amended and restated with effect from August 4, 2026

PART 1

INTERPRETATION

1.1 Definitions. In this Plan the following words and phrases shall have the following meanings, namely:

(a)	“Board” means the board of directors of the Company and includes any committee of directors appointed by the directors as contemplated by Section 3.1 hereof;

(b)	“Black-Out Option Expiry Date” has the meaning ascribed thereto in Section 5.2;

(c)	“Cashless Exercise Right” has the meaning ascribed thereto in Section 5.11;

(d)	“Change of Control” means the acquisition by any person or by any person and a Joint Actor, whether directly or indirectly, of voting securities of the Company, which, when added to all other voting securities of the Company at the time held by such person or by such person and a Joint Actor, totals for the first time not less than fifty percent (50%) of the outstanding voting securities of the Company or the votes attached to those securities are sufficient, if exercised, to elect a majority of the Board;

(e)	“Company” means Almonty Industries Inc.;

(f)	“Consultant” means an individual, other than an Employee or Director of the Company, that:

(i)	is engaged to provide on an ongoing bona fide basis, consulting, technical, management or other services to the Company or to an affiliate of the Company, other than services provided in relation to a distribution of securities;

(ii)	will provide services to the Company or an affiliate for a period of at least twelve (12) months, on a continuous basis;

(iii)	provides the services under a written contract between the Company or the affiliate, and the individual;

(iv)	in the reasonable opinion of the Company, spends or will spend a significant amount of time and attention on the affairs and business of the Company or an affiliate of the Company; and

(v)	has a relationship with the Company or an affiliate of the Company that enables the individual to be knowledgeable about the business and affairs of the Company.

(g)	“Director” means any director of the Company or of any of its subsidiaries;

(h)	“Eligible Person” means bona fide Employees, Consultants, Officers or Directors, or corporations employing or wholly owned by such Employees, Consultants, Officers or Directors;

(i)	“Employee” means any individual in the employment of the Company or any of its subsidiaries or of a company providing management or administrative services to the Company;

(j)	“Exchange” means any stock exchange on which the Shares are listed for trading;

(k)	“Exchange Policies” means, collectively, the policies, bylaws, rules and regulations of the Exchange governing the granting of options by the Company, as amended from time to time;

(l)	“Expiry Date” means not later than ten years from the date of grant of the option;

(m)	“Insider” has the meaning ascribed thereto in Exchange Policies;

(n)	“Issuer Bid” has the meaning ascribed thereto in the Securities Act;

(o)	“Joint Actor” means a person acting “jointly or in concert with” another person as that phrase is interpreted in accordance with Securities Laws;

(p)	“Market Price” shall mean (i) the volume weighted average price at which the Shares have traded on the Exchange for the five trading days immediately preceding the date on which the Option is approved by the Board for the purposes of Section 5.1, and (ii) the closing price of the Shares on the Exchange on the date a notice of exercise is received by the Corporation, including in respect of which the Optionee has elected to use the Cashless Exercise Right for the purposes of Section 5.11.

(q)	“Offer” has the meaning ascribed thereto in Section 6.3;

(r)	“Officer” means any senior officer of the Company or of any of its subsidiaries as defined in the Securities Act;

(s)	“Optionee” or “Optionees” means the recipient of an incentive stock option under this Plan;

(t)	“Option Share” has the meaning ascribed thereto in Section 6.3;

(u)	“Plan” means this fourth amended and restated incentive stock option plan as from time to time further amended;

(v)	“Securities Act” means the Securities Act (Ontario), as amended, from time to time;

(w)	“Securities Laws” means the act, policies, bylaws, rules and regulations of the securities commissions governing the granting of options by the Company, as amended from time to time;

(x)	“Shares” means the common shares of the Company; and

(y)	“Take-over Bid” has the meaning ascribed thereto in the Securities Act.

1.2 Governing Law. The validity and construction of the Plan shall be governed by and construed in accordance with the laws of the Province of Ontario, and the federal laws of Canada applicable therein.

1.3 Gender. Throughout this Plan, words importing the masculine gender shall be interpreted as including all genders.

PART 2

PURPOSE OF PLAN

2.1 Purpose. The purpose of this Plan is to attract and retain Employees, Consultants, Officers or Directors to the Company and to motivate them to advance the interests of the Company by affording them with the opportunity to acquire an equity interest in the Company through options granted under this Plan to purchase Shares.

PART 3

GRANTING OF OPTIONS

3.1 Administration. This Plan shall be administered by the Board or, if the Board so elects, by a committee (which may consist of only one person) appointed by the Board from its members.

3.2 Committee’s Recommendations. The Board may accept all or any part of recommendations of the committee or may refer all or any part thereof back to the committee for further consideration and recommendation.

3.3 Board Authority. Subject to the limitations of the Plan, the Board shall have the authority to:

(a)	grant options to purchase Shares to Eligible Persons;

(b)	determine the terms, limitations, restrictions and conditions respecting such grants;

(c)	interpret the Plan and adopt, amend and rescind such administrative guidelines and other rules and regulations relating to the Plan as it shall from time to time deem advisable; and

(d)	make all other determinations and take all other actions in connection with the implementation and administration of the Plan including without limitation for the purpose of ensuring compliance with Section 7.1 hereof as it may deem necessary or advisable.

3.4 Grant of Option. A resolution of the Board shall specify the number of Shares that should be placed under option to each Eligible Person; the exercise price to be paid for such Shares upon the exercise of each such option; any applicable hold period; and the period, including any applicable vesting periods required by Exchange Policies or by the Board, during which such option may be exercised.

3.5 Written Agreement. Every option granted under this Plan shall be evidenced by a written agreement substantially in the form attached hereto as Schedule “A”, containing such terms and conditions as are required by Exchange Policies and Securities Laws, between the Company and the Optionee and, where not expressly set out in the agreement, the provisions of such agreement shall conform to and be governed by this Plan. In the event of any inconsistency between the terms of the agreement and the Plan, the terms of the Plan shall govern.

3.6 Tax and Other Statutory Obligations. To the extent the exercise of an option hereunder gives rise to any tax or other statutory withholding obligation (including, without limitation, income and payroll withholding taxes imposed by any jurisdiction), the Board may implement appropriate procedures to ensure that the tax withholding obligations are met. These procedures may include, without limitation, increased withholding from an Optionee’s regular compensation, cash payments by an Optionee, or the sale of a portion of the Shares acquired pursuant to the exercise of an option, which sale may be required and initiated by the Board. Unless otherwise determined by the Board, any such procedure, including offering choices among procedures, will be applied consistently with respect to all similarly situated Optionees, except to the extent any procedure may not be permitted under the laws of the applicable jurisdiction.

PART 4

RESERVE OF SHARES FOR OPTIONS

4.1 Sufficient Authorized Shares to be Reserved. Whenever the Articles of the Company limit the number of authorized Shares, a sufficient number of Shares shall be reserved by the Board to satisfy the exercise of options granted under this Plan. Shares that were the subject of options that have lapsed or terminated shall thereupon no longer be in reserve and may once again be subject to an option granted under this Plan.

4.2 Maximum Number of Shares Reserved. Unless authorized by shareholders of the Company, this Plan, together with all of the Company’s other previously established or proposed stock options, stock option plans, employee stock purchase plans or any other compensation or incentive mechanisms involving the issuance or potential issuance of Shares, shall not result, at any time, in the number of Shares reserved for issuance pursuant to stock options exceeding 10% of the issued and outstanding Shares of the Company (on a non-diluted basis) as at the date of grant of any stock option under the Plan.

4.3 Limits with Respect to Insiders. Unless authorized by the disinterested shareholders of the Company, the number of Shares:

(a)	issued to insiders of the Company within any one-year period; and

(b)	issuable to insiders of the Company, at any time, under the Plan, or when combined with all of the Company’s other security based compensation arrangements, cannot exceed 10% of the total issued and outstanding Shares, respectively.

PART 5

CONDITIONS GOVERNING THE GRANTING AND EXERCISING OF OPTIONS

5.1 Exercise Price. The purchase price for Shares under each option shall not be less than the Market Price at the time of grant.

5.2 Expiry Date. Each option shall, unless sooner terminated, expire on a date to be determined by the Board which will not be later than the Expiry Date. Notwithstanding anything to the contrary herein, if the date on which an option expires occurs during or within nine business days after the last day of a trading black-out period imposed pursuant to the Company’s insider trading policy (as may be amended from time to time), then the expiry date of such option shall be the date (a “Black-Out Option Expiry Date”) that is 10 business days following the date of expiry of the trading black-out period. If a new trading black-out is imposed prior to the Black-Out Option Expiry Date, the Black-Out Option Expiry Date shall be the date that is 10 business days following the expiry of the new trading black-out period.

5.3 Different Exercise Periods, Prices and Number. The Board may, in its absolute discretion, upon granting an option under this Plan and subject to the provisions of Sections 5.1 and 6.3 hereof, specify a particular time period or periods following the date of granting the option during which the Optionee may exercise his option to purchase Shares and may designate the exercise price and the number of Shares in respect of which such Optionee may exercise his option during each such time period.

5.4 Termination of Employment/Director. If a Director, Officer, Consultant or Employee ceases to be so engaged by the Company for just cause (as determined by the Board, in its sole discretion) before the expiry date of such Optionee’s option, the option granted to such Optionee shall thereupon cease and terminate and be of no further force or effect whatsoever. If a Director, Officer, Consultant or Employee ceases to be so engaged by the Company for any reason, other than just cause or death, before the expiry date of such Optionee’s option, such Director, Officer, Consultant or Employee shall have the right to exercise any vested option not exercised prior to such termination within a period of seven days after the date of termination, or such shorter period as may be set out in the Optionee’s Option Agreement. For greater certainty, any option not vested at the date of such termination shall be immediately cancelled. For greater certainty, all options to purchase Shares granted prior to March 26, 2013 shall be deemed to have been amended so as to be subject to this Section 5.4 upon a Director, Officer, Consultant or Employee ceasing to be so engaged by the Company for any reason other than death.

5.5 Death of Optionee. If an Optionee dies prior to the expiry of his option, his heirs or administrators may within one year from the date of the Optionee’s death exercise any vested option not exercised prior to the date of the Optionee’s death. For greater certainty, any option not vested at the date of the Optionee’s death shall be immediately cancelled.

5.6 Assignment. No option granted under the Plan or any right thereunder or in respect thereof shall be transferable or assignable otherwise than by provided for in Section 5.5.

5.7 Notice. Options shall be exercised only in accordance with the terms and conditions of the agreements under which they are respectively granted and shall be exercisable only by notice in writing to the Company substantially in the form set out in Schedule “B” hereto.

5.8 Payment. Once vested, options may be exercised in whole or in part at any time prior to their lapse or termination. Shares purchased by an Optionee on exercise of an option shall be paid for in full in cash at the time of their purchase.

5.9 Conditions Precedent. The Company’s obligation to issue and deliver Shares under any option is subject to:

(a)	completion of such registration or other qualification of such shares or obtaining approval of such government authority as the Company shall determine to be necessary or advisable in connection with the authorization, issuance or sale thereof;

(b)	the admission of such shares to listing on any stock exchange on which the Company’s shares may then be listed; and

(c)	the receipt from the Optionee of such representations, agreements and undertakings as to future dealings in such Shares as the Company determines to be necessary or advisable in order to safeguard against the violation of the securities laws of any jurisdiction.

5.10 Options to Employees or Consultants. In the case of options granted to Employees or Consultants, the Optionee must be a bona-fide Employee or Consultant, as the case may be, of the Company or its subsidiary.

5.11 Cashless Exercise Right. The Board may, at any time (including at the time of receipt by the Corporation of a notice to exercise Options from a Optionee) and on such terms as it may in its discretion determine, grant to an Optionee who is entitled to exercise an Option the alternative right (the “Cashless Exercise Right”) to deal with such Option on a “cashless exercise” basis. Without limitation, the Board may determine in its discretion that such Cashless Exercise Right, if any, granted to an Optionee in respect of any Options, entitles the Optionee the right to surrender such Options, in whole or in part, to the Corporation upon giving notice in writing to the Corporation of the Optionee’s intention to exercise such Cashless Exercise Right and the number of Options in respect of which such Cashless Exercise Right is being exercised, and, upon such surrender, to receive, as consideration for the surrender of such Options as are specified in the notice, that number of Shares, disregarding fractions, equal to the quotient obtained by:

(a)	subtracting the applicable exercise price of the Options from the Market Price, and multiplying the remainder by the number of Options specified in such notice;

(b)	subtracting from the amount obtained under Section 5.11(a) the amount of any applicable withholding taxes and other source deductions as determined by the Corporation in its sole discretion (unless such amounts are paid in cash by the Optionee at the time of exercise); and

(c)	dividing the net amount obtained under subsection 5.11(b) by the Market Price.

PART 6

CHANGES IN OPTIONS

6.1 Adjustment in Shares and Exercise Price. In the event that:

(a)	there is any change in the Shares through subdivisions or consolidations of the share capital of the Company, or otherwise;

(b)	the Company declares a dividend out of the ordinary course on the Shares payable in Shares or securities convertible into or exchangeable for Shares; or

(c)	the Company issues Shares, or securities convertible into or exchangeable for Shares, in respect of, in lieu of, or in exchange for, existing Shares, the number of Shares available for option, the Shares subject to any option, and the option exercise price thereof, shall be adjusted appropriately by the Board and such adjustment shall be effective and binding for all purposes of this Plan, subject to the prior consent of the Exchange (if such consent is required under the Exchange Policies).

6.2 Merger, Amalgamation, Etc. If there is a merger, statutory amalgamation or arrangement of the Company with or into another corporation, a separation of the business of the Company into two or more entities or a transfer of all substantially all of the assets of the Company to another entity, upon the exercise of an option under this Plan, the holder thereof shall be entitled to receive the securities, property or cash which the holder would have received upon such merger, amalgamation, arrangement, separation or transfer if the holder had exercised the option immediately prior to such event, unless the directors of the Company otherwise determine the basis upon which such option shall be exercisable.

6.3 Effect of a Take-Over Bid. If there is a Take-over Bid or Issuer Bid (other than a “normal course” Issuer Bid) made for all or any of the issued and outstanding Shares (an “Offer”), then the Board may, by resolution, permit all options outstanding, vested and unvested, under the Plan to become immediately exercisable (subject to any limitations the Board may impose) in order to permit Shares issuable under such options to be tendered to such bid (such Shares, the “Option Shares”).

6.4 Acceleration of Expiry Date. If an Offer is made, the Board may, upon notifying the Optionees of full particulars of the Offer, declare that the expiry date for the exercise of all unexercised options granted under the Plan is accelerated so that all options will either be exercised or will expire prior to the date upon which Shares must be tendered pursuant to the Offer.

6.5 Effect of a Change of Control. If a Change of Control occurs, the Board may, by resolution, permit all Option Shares subject to each outstanding option to become vested, whereupon such option may be exercised in whole or in part by the Optionee.

PART 7

SECURITIES LAWS AND EXCHANGE POLICIES

7.1 Securities Laws and Exchange Policies Apply. This Plan and the granting and exercise of any options hereunder are also subject to such other terms and conditions as are set out from time to time in the Securities Laws and Exchange Policies and such rules and policies shall be deemed to be incorporated into and become a part of this Plan. In the event of an inconsistency between the provisions of such rules and policies and of this Plan, the provisions of such rules and policies shall govern. In the event that the Company’s listing changes from one tier to another tier on the Exchange or the Company’s Shares are listed on a new stock exchange, the granting of options shall be governed by the rules and policies of such new tier or new stock exchange and unless inconsistent with the terms of this Plan, the Company shall be able to grant options pursuant to the rules and policies of such new tier or new stock exchange without requiring shareholder approval.

PART 8

AMENDMENT OF PLAN

8.1 Amendments. The Board may, subject to obtaining any required consent of the Exchange, at any time amend, modify or terminate this Plan if and when it is advisable in the discretion of the Board, provided however, shareholder approval shall be required in respect of:

(a)	any amendments to the maximum number of Shares reserved for issuance under the Plan;

(b)	any amendment which reduces the exercise price of an option that is held by an insider of the Company;

(c)	any amendment extending the term of an option held by an insider of the Company beyond its original expiry date except as otherwise permitted by the Plan;

(d)	any amendment which increases the limit on grants of options to insiders of the Company under the Plan;

(e)	the inclusion in the Plan of amendment provisions granting additional powers to the Board to amend the Plan or option entitlements thereunder without shareholder approval; and

(f)	amendments required to be approved by shareholders under applicable law (including, without limitation, Exchange Policies and Securities Laws).

Where shareholder approval is sought for amendments under subsections (b) (c) or (d) above, the votes attached to Shares held directly or indirectly by insiders of the Company benefiting from the amendment will be excluded.

Other than as specified above, the Board may approve all other amendments to the Plan or Options granted under the Plan. Without limiting the generality of the foregoing, the following types of amendments would not require shareholder approval:

(a)	amendments of a “housekeeping” or ministerial nature, including any amendment for the purpose of curing any ambiguity, error or omission in the Plan or to correct or supplement any provision of the Plan that is inconsistent with any other provision of the Plan;

(b)	amendments necessary to comply with the provisions of applicable law (including, without limitation, Exchange Policies and Securities Laws);

(c)	the addition or modification of a cashless exercise feature, payable in securities or cash of the Company;

(d)	amendments respecting administration of the Plan;

(e)	any amendment to the vesting provisions of the Plan or any option;

(f)	any amendment to the early termination provisions of the Plan or any option, whether or not such option is held by an insider of the Company, provided such amendment does not entail an extension beyond the original expiry date;

(g)	amendments necessary to suspend or terminate the Plan; and

(h)	any other amendment, whether fundamental or otherwise, not requiring shareholder approval under applicable law (including, without limitation, Exchange Policies and Securities Laws).

PART 9

EFFECT OF PLAN ON OTHER COMPENSATION OPTIONS

9.1 Other Options Not Affected. This Plan is in addition to any other existing stock options granted prior to and outstanding as at the date of the Plan and shall not in any way affect the policies or decisions of the Board in relation to the remuneration of Directors, Officers, Consultants and Employees.

PART 10

OPTIONEE’S RIGHTS AS A SHAREHOLDER

10.1 No Rights Until Option Exercised. An Optionee shall be entitled to the rights pertaining to share ownership, such as to dividends, only with respect to Shares that have been fully paid for and issued to the Optionee upon exercise of an option.

PART 11

EFFECTIVE DATE OF PLAN

11.1 Effective Date. The Plan shall become effective upon the later of the date of acceptance for filing of the Plan by the Exchange or the approval of the Plan by the shareholders of the Company, however, options may be granted under the Plan prior to the receipt of approval by shareholders and acceptance from the Exchange.

SCHEDULE “A”

ALMONTY INDUSTRIES INC.

INCENTIVE STOCK OPTION AGREEMENT

INCENTIVE STOCK OPTION AGREEMENT dated _____________________, between Almonty Industries Inc. (the “Company”) and __________________________ (the “Optionee”).

WHEREAS

A. In order to attract and retain employees, consultants, officers and directors of the Company and to motivate them to advance the interests of the Company, the Company has created an incentive stock option plan (the “Plan”); and

B. pursuant to the Plan, the Company has agreed to issue options under the Plan to the Optionee.

In consideration of the foregoing and the mutual agreements contained herein (the receipt and adequacy of which are acknowledged), the parties agree as follows:

1. Grant of Options. Pursuant to the Plan, the Company hereby grants to the Optionee who accepts __________________ options (the “Options”) to acquire common shares in the capital of the Company (the “Shares”) at an exercise price of $ ___________ per share upon the following terms and conditions.

2. Vesting. The Options will vest on ________________.

3. Expiry. The Options will expire ______ years [maximum of ten years] after the date of the grant of the Options.

4. Termination of Employment. If the Optionee is a Director, Officer, Consultant or Employee (as defined in the Plan) and ceases to be so engaged by the Company for just cause (as determined by the Board, in its sole discretion) before the expiry date of such Optionee’s option, the option granted to such Optionee shall thereupon cease and terminate and be of no further force or effect whatsoever. If a Director, Officer, Consultant or Employee ceases to be so engaged by the Company for any reason, other than just cause or death, before the expiry date of such Optionee’s option, such Director, Officer, Consultant or Employee shall have the right to exercise any vested option not exercised prior to such termination within a period of seven days after the date of termination, or such shorter period as may be set out in the Optionee’s Option Agreement. For greater certainty, any option not vested at the date of such termination shall be immediately cancelled.

5. Death of Optionee. If the Optionee dies prior to the expiry of his Option, his heirs or administrators may within one year from the date of the Optionee’s death exercise any vested option not exercised prior to the date of the Optionee’s death.

6. Assignment. No option granted under the Plan or any right thereunder or in respect thereof shall be transferable or assignable otherwise than by provided for in Section 5.

7. Notice. Options shall be exercised only in accordance with the terms and conditions of the agreements under which they are respectively granted and shall be exercisable only by notice in writing to the Company substantially in the form set out in Schedule “B” of the Plan. To the extent the Optionee is entitled to a Cashless Exercise Right in respect of all or any portion of the Options granted pursuant to this Option Agreement as determined by the Board of the Corporation in its sole discretion, such Cashless Exercise Right shall be exercisable only by delivery to the Corporation of a duly completed and executed Exercise Notice specifying the Optionee’s intention to surrender such Options to the Corporation pursuant to such Cashless Exercise Right, together with payment of any withholding taxes as required by the Corporation.

8. Payment. Once vested, options may be exercised in whole or in part at any time prior to their lapse or termination. Shares purchased by the Optionee on exercise of an Option shall be paid for in full in cash at the time of their purchase.

9. Conditions Precedent. The Company’s obligation to issue and deliver Shares under any option is subject to:

(a)	completion of such registration or other qualification of such shares or obtaining approval of such government authority as the Company shall determine to be necessary or advisable in connection with the authorization, issuance or sale thereof;

(b)	the admission of such shares to listing on any stock exchange on which the Company’s shares may then be listed; and

(c)	the receipt from the Optionee of such representations, agreements and undertakings as to future dealings in such Shares as the Company determines to be necessary or advisable in order to safeguard against the violation of the securities laws of any jurisdiction.

10. Adjustment in Shares and Exercise Price. In the event that:

(a)	there is any change in the Shares through subdivisions or consolidations of the share capital of the Company, or otherwise, the options (and the Shares available for each option) will be adjusted appropriately by the Board and such adjustment shall be effective and binding for all purposes of the Plan, subject to the prior consent of the Exchange (if such consent is required under the Exchange Policies);

(b)	the Company makes a pro rata issue of Shares to existing holders of Shares generally by way of a rights issue or entitlement offer, Optionee’s can only participate if they exercise their Options before the record date of the pro rata offer;

11. Merger, Amalgamation, Etc. If there is a merger, statutory amalgamation or arrangement of the Company with or into another corporation, a separation of the business of the Company into two or more entities or a transfer of all substantially all of the assets of the Company to another entity, upon the exercise of an option under this Plan, the holder thereof shall be entitled to receive the securities, property or cash which the holder would have received upon such merger, amalgamation, arrangement, separation or transfer if the holder had exercised the option immediately prior to such event, unless the directors of the Company otherwise determine the basis upon which such option shall be exercisable.

12. Effect of a Take-Over Bid. If there is a Take-over Bid or Issuer Bid (other than a “normal course” Issuer Bid) made for all or any of the issued and outstanding Shares (an “Offer”), then the Board may, by resolution, permit all options outstanding, vested and unvested, under the Plan to become immediately exercisable (subject to any limitations the Board may impose) in order to permit Shares issuable under such options to be tendered to such bid (such Shares, the “Option Shares”).

13. Acceleration of Expiry Date. If an Offer is made, the Board may, upon notifying the Optionees of full particulars of the Offer, declare that the expiry date for the exercise of all unexercised options granted under the Plan is accelerated so that all options will either be exercised or will expire prior to the date upon which Shares must be tendered pursuant to the Offer.

14. Effect of a Change of Control. If a Change of Control occurs, the Board may, by resolution, permit all Option Shares subject to each outstanding option to become vested, whereupon such option may be exercised in whole or in part by the Optionee.

15. Certificate Subject to Terms of Plan. The Optionee acknowledges that the terms and conditions of this Agreement are subject to the provisions of the Plan and Exchange Policies and Securities Laws as amended from time to time, which provisions are incorporated by reference into this Agreement. In the event of an inconsistency between the provisions of the Plan and this Agreement, the provisions of the Plan shall prevail. The Plan shall be available for review by the Optionee at the Company’s records office.

All capitalized terms not defined in this Agreement have the meaning ascribed thereto in the Plan.

[signature page follows]

IN WITNESS WHEREOF, the Company and Optionee have caused this Agreement to be duly executed. This Option is granted on the date first stated above.

ALMONTY INDUSTRIES INC.

By:
Authorized Signatory

OPTIONEE

Signature of Optionee

SCHEDULE “B”

EXERCISE NOTICE

ALMONTY INDUSTRIES INC.

The undersigned Optionee hereby subscribes for ________________ common shares in the capital of Almonty Industries Inc. (the “Company”) at a price of $____ per share, pursuant to the provisions of the Incentive Stock Option Agreement entered into between the undersigned and the Company on ___________________. The undersigned encloses cash in the amount of $________________ in full payment for the shares purchased herein.

☐ To the extent approved by the Company’s Board of Directors, the undersigned wishes for the options to be exercised on a “cashless basis” pursuant to Section 5.11 of the Company’ Stock Option Plan. [check the box if applicable]

Dated this ___ day of ______________, 20 ____.

Signature of Optionee

Name of Optionee

Address of Optionee